Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, May 15, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY SELECTED BY DAIMLERCHRYSLER TO SUPPLY 2007
EMISSION AFTERTREATMENT DEVICE PACKAGING

Donaldson system to go on all U.S. medium-duty engines from 2007 – 2009

MINNEAPOLIS, MN (May 15, 2006) – Donaldson Company, Inc. (NYSE:DCI), a leading manufacturer of filtration systems, replacement parts and emission control systems, announced that it has been awarded all of the exhaust and emission aftertreatment device packaging for DaimlerChrysler’s MBE 900 medium-duty engines in the U.S. market for 2007 through 2009.

“We are pleased that DaimlerChrysler has selected Donaldson as its exclusive medium-duty exhaust and emissions aftertreatment device supplier,” said Tom Scalf, General Manager, Emissions Group at Donaldson. “This award further demonstrates that Donaldson’s innovation, technology and development capabilities continue to be recognized by our OEM partners. This is the largest medium-duty business order awarded by an OEM to an emissions control systems provider for the U.S. market for 2007.”

The company said that the aftertreatment device included packaging for Detroit Diesel and Mercedes Benz MBE900 engines designed for medium-duty vehicle brands. With this award, Donaldson will supply diesel oxidation catalysts (DOC) and diesel particulate filter (DPF) packaging that will be a part of the system used to meet U.S. EPA requirements.

For more information about Donaldson and Donaldson brand exhaust and emission aftertreatment, visit the company website at www.donaldson.com/emissions or contact the company at (866) 484-8329.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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